November 2014 Preliminary Terms No. 1,726 Registration Statement No. 333-178081 Dated November 13, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Palladium due December 9, 2015
Principal at Risk Securities
The Buffered Return Enhanced Notes offered, which we refer to as the securities, are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity.  If the underlying commodity has depreciated in value, but the underlying commodity has not declined by more than the specified buffer amount, the securities will redeem for par.  However, if the underlying commodity has declined by more than the buffer amount, investors will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.  The securities are for investors who seek a palladium-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying commodity.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	November 20, 2014
Original issue date:	November 25, 2014 (3 business days after the pricing date)
Maturity date:	December 9, 2015
Underlying commodity:	Palladium
Payment at maturity:
If the final commodity price is greater than the initial commodity price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price but greater than or equal to 90% of the initial commodity price, meaning the price has declined by an amount less than or equal to the buffer amount of 10%:
$1,000
If the final commodity price is less than $     , which is 90% of the initial commodity price, meaning the price has declined by an amount greater than the buffer amount of 10%:
$1,000 + [$1,000 x (commodity percent change + 10%) x downside factor]
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Buffer amount:	10%
Maximum payment at maturity:	$1,163 per security (116.30% of the stated principal amount)
Leveraged upside payment:	$1,000 x commodity percent change x leverage factor
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Leverage factor:	116.30%
Downside factor:	1.1111
Initial commodity price:	$ , which is the arithmetic average of the commodity prices on each of the five initial averaging dates
Final commodity price:	The arithmetic average of the commodity prices on each of the five final averaging dates
Commodity price:
On any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

Reuters, Bloomberg and various other third party sources may report prices of the underlying commodity.  If any such reported price differs from that as published by the relevant exchange for the underlying commodity, the price as published by such relevant exchange will prevail.

On October 16, 2014, The London Platinum and Palladium Fixing Company Limited announced that the London Metal Exchange (“LME”) has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing with effect from December 1, 2014 and that the LME has developed a bespoke platform that will provide for an “electronic pricing solution.”  If this transfer takes place, the calculation agent may, in its sole discretion, determine that the commodity price will be based on the new pricing methodology developed by the LME.  The calculation agent may make such adjustments as it determines are necessary to ensure that the commodity price is comparable to such price prior to such transfer and fairly represents the value of palladium.

Initial averaging dates:
November 14, 2014, November 17, 2014, November 18, 2014, November 19, 2014 and November 20, 2014, subject to postponement for non-trading days and certain market disruption events.  See “Additional Information About the Securities― Initial averaging dates and final averaging dates.”

Final averaging dates:
November 30, 2015, December 1, 2015, December 2, 2015, December 3, 2015 and December 4, 2015, subject to postponement for non-trading days and certain market disruption events.  See “Additional Information About the Securities― Initial averaging dates and final averaging dates.”

CUSIP / ISIN:	61762GCM4 / US61762GCM42
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $980.50 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company(3)
Per security	100%	1%	99%
Total	$	$	$
(1) J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2) Please see “Supplemental information concerning plan of distribution; conflicts of interest” in these preliminary terms for information about fees and commissions.
(3) See “Use of proceeds and hedging” on page 15.
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012               Prospectus dated November 21, 2011

Morgan Stanley

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Palladium due December 9, 2015
Principal at Risk Securities

Investment Summary

Buffered Return Enhanced Notes With Downside Factor
Principal at Risk Securities

The Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Palladium due December 9, 2015 (the “securities”) offer 116.30% leveraged upside, subject to the maximum payment at maturity.  Investors can use the securities:

▪	To gain access to the underlying commodity and potentially provide a measure of diversification of underlying asset class exposure, subject to the credit risk of the issuer

▪	As an alternative to direct exposure to the underlying commodity that enhances returns for a limited range of positive performance of the price of the underlying commodity

▪
To achieve similar levels of upside exposure to the price of the underlying commodity as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the price of the underlying commodity

Maturity:	Approximately 1 year
Leverage factor:	116.30%
Maximum payment at maturity:	$1,163 per security (116.30% of the stated principal amount)
Buffer amount:	10%
Downside factor:	1.1111
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $980.50, or within $15.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount, the leverage factor, the downside factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing

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Principal at Risk Securities

date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Principal at Risk Securities

Key Investment Rationale

Buffered Return Enhanced Notes offer leveraged exposure to the underlying commodity, while providing limited protection against negative performance of the underlying commodity.  Once the commodity price has decreased by more than a specified buffer amount, investors are exposed to the negative performance of the underlying commodity.  At maturity, if the underlying commodity has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity.  If the underlying commodity has depreciated and (i) if the commodity price has not declined by more than the specified buffer amount, the securities will redeem for par or (ii) if the commodity price has declined by more than the buffer amount, investors will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the underlying commodity.
Upside Scenario
The price of palladium increases and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 116.30% of the commodity percent change, subject to a maximum payment at maturity of $1,163 per security (116.30% of the stated principal amount).

Par Scenario	The price of palladium remains unchanged or declines by an amount less than or equal to the buffer amount of 10% and, at maturity, the securities redeem for the stated principal amount of $1,000.
Downside Scenario
The price of palladium declines by an amount greater than the buffer amount of 10% and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the buffer amount of 10% times the downside factor of 1.1111 (e.g., if the price of palladium declines by 20%, the securities will redeem for $888.89, or 88.889% of the stated principal amount).  There is no minimum payment at maturity on the securities.

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Principal at Risk Securities

How the Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	116.30%
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,163 (116.30% of the stated principal amount)
Minimum payment at maturity:	None

Payoff Diagram

How it works

▪
Upside Scenario.  If the final commodity price is greater than the initial commodity price, investors will receive the $1,000 stated principal amount plus 116.30% of the increase in the price of palladium over the term of the securities, subject to the maximum payment at maturity.  Under the terms of the securities, an investor will realize the maximum payment at maturity at a final commodity price of approximately 114.015% of the initial commodity price.

▪	If the price of palladium increases 5%, investors would receive a 5.815% return, or $1,058.15 per security.

▪	If the price of palladium increases 15%, investors would receive only the maximum payment at maturity of 116.30% of the stated principal amount, or $1,163 per security.

▪
Par Scenario. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per security.

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Principal at Risk Securities

▪
Downside Scenario. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% times the downside factor of 1.1111.  There is no minimum payment at maturity on the securities.

▪
For example, if the price of the underlying commodity depreciates 40%, investors would lose 33.333% of their principal and receive only $666.67 per security at maturity, or 66.667% of the stated principal amount.

Hypothetical Total Return at Maturity
The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical total returns set forth below reflect the buffer amount of 10%, the downside factor of 1.1111, the leverage factor of 116.30% and the maximum payment at maturity of $1,163 per security and assume an initial commodity price of $800.  The actual initial commodity price will be determined on the last initial averaging date.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.  The numbers appearing below may have been rounded for ease of analysis.

Final Commodity Price	Commodity Percent Change	Payment on Securities (per $1,000)	Total Return on Securities
$1,600.00	100.000%	$1,163.00	16.300%
$1,440.00	80.000%	$1,163.00	16.300%
$1,280.00	60.000%	$1,163.00	16.300%
$1,120.00	40.000%	$1,163.00	16.300%
$1,040.00	30.000%	$1,163.00	16.300%
$960.00	20.000%	$1,163.00	16.300%
$912.12	14.015%	$1,163.00	16.300%
$880.00	10.000%	$1,116.30	11.630%
$840.00	5.000%	$1,058.15	5.815%
$800.00	0.000%	$1,000.00	0.000%
$760.00	-5.000%	$1,000.00	0.000%
$720.00	-10.000%	$1,000.00	0.000%
$640.00	-20.000%	$888.89	-11.111%
$480.00	-40.000%	$666.67	-33.333%
$320.00	-60.000%	$444.45	-55.555%
$160.00	-80.000%	$222.23	-77.777%
$0.00	-100.000%	$0.00	-100.00%

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee the return of any of your principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on the final averaging dates, which we refer to as the final commodity price. If the final commodity price has declined by an amount greater than the buffer amount of 10% from the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity below 90% of the initial commodity price times the downside factor of 1.1111.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

▪
The appreciation potential of the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,163 per security, or 116.30% of the stated principal amount.  Although the leverage factor provides 116.30% exposure to any increase in the final commodity price over the initial commodity price, because the payment at maturity will be limited to 116.30% of the stated principal amount for the securities, any increase in the final commodity price over the initial commodity price by more than approximately 14.015% of the initial commodity price will not increase the return on the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  The price of palladium may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of palladium may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Underlying Commodity Overview” below.

▪
The price of palladium may change unpredictably and affect the value of the securities in unforeseen ways.  Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds.  Palladium is used in a variety of industries, in particular the automotive industry.  Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Underlying Commodity Overview” below.

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Principal at Risk Securities

▪
There are risks relating to trading of metals on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

In addition, on October 16, 2014, The London Platinum and Palladium Fixing Company Limited (“LPPFCL”) announced that the London Metal Exchange (“LME”) has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing.  The LPPFCL has indicated that it is now finalizing arrangements for the transfer of the administration of the London Platinum and Palladium Fixing to the LME with effect from December 1, 2014 and that the LME has developed a bespoke platform (LMEbuillion) that will provide for an “electronic pricing solution.”  As further described under “Summary Terms—Commodity price,” this may affect how the commodity price is determined.  Because complete details for the proposed new pricing methodology are not yet available and it has not yet taken effect, we can give you no assurance that the new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the price of the underlying commodity at any time and, in particular, near the final averaging dates, the volatility (frequency and magnitude of changes in price) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the underlying commodity market is subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the commodity price at any time other than the final averaging dates.  The final commodity price will be based on the commodity price on the five final averaging dates, subject to postponement for non-trading days and certain market disruption events.  Even if the commodity price appreciates prior to the final averaging dates but then drops by the final averaging dates, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop.  Although the actual commodity price for palladium on the stated maturity date or at other times

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Principal at Risk Securities

during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the final averaging dates.

▪
Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪
Legal and regulatory changes could adversely affect the return on and value of the securities.  Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative

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Principal at Risk Securities

markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price and the final commodity price, and will calculate the amount of cash you will receive at maturity, if any.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event.  These potentially subjective determinations may affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Additional Information About the Securities―Initial averaging dates and final averaging dates” and “Description of the PLUS―Calculation Agent and Calculations” and related definitions in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the last initial averaging date could potentially increase the initial commodity price, and, therefore, the price at or above which the commodity price must be on the final averaging dates so that investors do not suffer a significant loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the final averaging dates, could adversely affect the commodity price on the final averaging dates and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “―Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal

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Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments for U.S. federal income tax purposes.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered commodity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Underlying Commodity Overview
The price of palladium to which the return on the securities is linked for any trading day is the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such.

Underlying commodity information as of November 11, 2014:

Underlying commodity information as of November 11, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Palladium (in U.S. dollars)	PLDMLNPM	$765.00	$749.00	$911.00 (on 9/1/2014)	$700.00 (on 12/19/2013)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LPPM.

The following graph sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the period from January 1, 2009 to November 11, 2014.  The related table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the same period.  The commodity price on November 11, 2014 was $765.00.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.  The actual performance of the underlying commodity over the life of the securities and the amount payable at maturity may bear little relation to the historical levels shown below.

Daily Commodity Prices of Palladium January 1, 2009 to November 11, 2014

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Palladium (in U.S. dollars per troy ounce gross)	High ($)	Low ($)	Period End ($)
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter	856.00	775.00	844.00
Third Quarter	911.00	775.00	775.00
Fourth Quarter (through November 11, 2014)	809.00	743.00	765.00

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Denominations:	$1,000 per security and integral multiples thereof
Bull market or bear market PLUS:	Bull market PLUS. See “Title of securities and the prospectus supplement” below.
Initial averaging dates and final averaging dates:
With respect to each of the initial averaging dates and final averaging dates (each, an “averaging date”), if any scheduled averaging date is not a trading day or if a market disruption event occurs on any scheduled averaging date, the commodity price for such date will be the commodity price on the next trading day on which no market disruption event occurs.  Each succeeding averaging date will then be the next trading day following the preceding averaging date as postponed on which no market disruption event occurs.  The initial commodity price or the final commodity price will be determined on the date on which the commodity prices for all scheduled initial averaging dates or final averaging dates, as applicable, have been determined; provided that (i) the commodity price for any averaging date will not be determined on a date later than the tenth business day after the last scheduled initial averaging date or the tenth business day after the last scheduled final averaging date, as applicable, (ii) the commodity price for any remaining averaging dates that would otherwise fall after such tenth business day will be the commodity price on such tenth business day and (iii) if such tenth business day is not a trading day with respect to the underlying commodity, or if there is a market disruption event on such date, the calculation agent will determine the commodity price(s) for any such remaining initial averaging dates or final averaging dates, as applicable, on such tenth business day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the calculation agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the commodity price(s) for any such remaining initial averaging dates or final averaging dates, as applicable, will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such commodity price(s) will be determined by the calculation agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of maturity date:
If the scheduled last final averaging date is not a trading day or if a market disruption event occurs on that day so that the last final averaging date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that last final averaging date as postponed.

Title of securities and the prospectus supplement:
All references to “Buffered PLUS” or related terms in the accompanying prospectus supplement for PLUS shall be deemed to refer to Buffered Return Enhanced Notes when read in conjunction with this document.

Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice

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requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying prospectus supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies with respect to any payment of amounts treated as interest on certain financial instruments.  This legislation would apply to the PLUS if they were recharacterized as debt instruments.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the last initial averaging date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase or sale activity on or prior to the last initial averaging date could potentially increase the initial commodity price, and, therefore, could increase the price at or above which the commodity price must be on the final averaging dates so that you do not suffer a significant loss on your initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether

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the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)            the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with

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respect to the securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)          any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)         our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase notes from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

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You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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